Exhibit 23.2

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Advento, Inc. on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated May 23, 2011 on the balance sheet of Advento, Inc. as at April 30, 2011, and the related statements of operations, stockholders' equity, and cash flows for the period from August 4, 2010 (date of inception) through April 30, 2011.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.

Ronald R. Chadwick, P.C.

Aurora, Colorado

November 15, 2011

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